Exhibit 10.2

Execution Version

OCI INDEMNIFICATION AGREEMENT

by and among

OCI ENTERPRISES INC.,

OCI RESOURCE PARTNERS LLC

and

OCI RESOURCES LP

OCI INDEMNIFICATION AGREEMENT
This OCI INDEMNIFICATION AGREEMENT (the “Agreement”) is entered into on, and effective as of, October 23, 2015 (the “Effective Date”) by and among OCI Enterprises Inc., a Delaware corporation (the “Sponsor”), OCI Resource Partners LLC, a Delaware limited liability company (the “General Partner”), and OCI Resources LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
1.    On the IPO Closing Date, in connection with the closing of its initial public offering, the Partnership entered into that certain Omnibus Agreement (the “Omnibus Agreement”) among the Sponsor, the General Partner and the Partnership, by which the parties agreed to (i) certain indemnification obligations; (ii) certain general and administrative services and operation and management services to be performed by the Sponsor Entities for and on behalf of the Partnership Group, and the reimbursement obligations of the Partnership related thereto; and (iii) the granting of a sublicense from the Sponsor to the Partnership Group and the General Partner;
2.    Effective as of the Effective Date, Ciner Enterprises Inc. acquired all of the issued and outstanding capital stock of OCI Chemical Corporation (the “Acquisition”); and
3.    The Parties desire by their execution of this Agreement to amend and restate, and rename, the Omnibus Agreement in its entirety as set forth herein and have received prior approval of this Agreement from the Conflicts Committee as required by Section 5.5 of the Omnibus Agreement.
In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
Definitions
1.1    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Acquisition” is defined in the recitals to this Agreement.
“Common Units” is defined in the Partnership Agreement.
“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of the IPO Closing Date, among OCI Wyoming Co., the Partnership, the General Partner, OCI Wyoming Holding Co. and OCI Chemical Corporation, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.
“Covered Environmental Losses” means any and all Losses (including, without limitation, the costs and expenses associated with any Environmental Activity or of any necessary environmental or toxic tort pre-trial, trial or appellate legal or litigation work) to the extent arising out of:

(a)	any violation or correction of a violation of any Environmental Law related to ownership or operation of the Partnership Assets;

(b)
any event, circumstance, action, omission, condition or matter that has an adverse impact on the environment and is associated with or arising from the ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances at, on, under, about or migrating from the Partnership Assets);

(c)	any exposure to or the presence or Release of Hazardous Substances at or arising out of the ownership or operation of Partnership Assets (including at non-Partnership Asset locations); and

(d)
the off-site storage, treatment, recycling, transportation, disposal or arrangement for disposal (collectively “Off-Site Management”) of Hazardous Substances generated by or used in the ownership or operation of the Partnership Assets.

“Environmental Activity” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), natural attenuation, restoration, bioremediation, response, repair, cleanup or abatement that is required by any Environmental Law, including, without limitation, the establishment of institutional or engineering controls and the performance of or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law applicable to the Partnership Assets and relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through and existing on the IPO Closing Date.

“Environmental Permits” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any Environmental Law.
“General Partner” is defined in the introduction to this Agreement.
“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.
“Indemnified Party” means either one or more members of the Partnership Group or one or more Sponsor Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article III hereof.
“Indemnifying Party” means either one or more members of the Partnership Group or the Sponsor, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article III hereof.
“License” means the license granted pursuant to Section 4.1 of the Omnibus Agreement.
“IPO Closing Date” means September 18, 2013.
“Limited Partner” is defined in the Partnership Agreement.
“Losses” means, subject to the provisions of Section 3.5(e), all losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses of any and every kind or character (including, without limitation, court costs and reasonable attorneys’ and experts’ fees).
“Omnibus Agreement” is defined in the Recitals to this Agreement.
“Partnership” is defined in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of OCI Resources LP, dated as of the IPO Closing Date, as amended on May 2, 2014, and as same may be further amended from time to time, to which reference is hereby made for all purposes of this Agreement.
“Partnership Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, mining rights, mining and processing facilities and equipment relating thereto, offices and related equipment and real estate.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
“Party” and “Parties” are defined in the introduction to this Agreement.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).
“Retained Assets” means the assets and investments owned by the Sponsor Entities as of the IPO Closing Date that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or otherwise; provided, however, that any Retained Asset shall cease to be a Retained Asset upon its conveyance, contribution or transfer to the Partnership Group after the date hereof.
“SAPA” means that certain Share and Asset Purchase Agreement, dated July 19, 2015, by and among OCI Enterprises Inc., Ciner Enterprises Inc. and Park Holding A.S., as the same may be amended, modified, supplemented or waived from time to time.
“Sponsor Entities” means the Sponsor and any Person Controlled, directly or indirectly, by the Sponsor other than the General Partner or a member of the Partnership Group; and “Sponsor Entity” means any of the Sponsor Entities.
“Sponsor” is defined in the introduction to this Agreement.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transition Expenses” means expenses of the General Partner and the Partnership Group to the extent reasonably incurred in connection with the transition by the General Partner and the Partnership Group to conduct operations under a new sponsor subsequent to the Acquisition, including but not limited to, third party costs relating to changing entity names and rebranding, and similar expenses to the extent incurred as a result of the Acquisition during the twelve-month period following the Effective Date, in each case, evidenced by written receipts of such expense in form and substance reasonably acceptable to the Sponsor.
“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
ARTICLE II
Representations and Warranties
2.1    Representations and Warranties by the Sponsor. The Sponsor represents and warrants that as of the Effective Date:
(a)    The Sponsor is not aware of any breach by the General Partner, the Partnership, or the Sponsor of any provision of the Omnibus Agreement;
(b)    Except for those amounts due for services performed under Article III of the Omnibus Agreement for the period beginning on June 1, 2015 and ending on the Effective Date but subject in all respects to the agreed upon restrictions and limitations on the payment of such amounts set forth in Section 5.16 of the SAPA, the General Partner and the Partnership have fully paid all amounts due to the Sponsor pursuant to the Omnibus Agreement (after giving effect to Section 5.16 of the SAPA); and
(c)    The Sponsor is not aware of any pending claims against the General Partner and has no knowledge of any facts or circumstances that could or would give rise to a claim (including, without limitation, any claim for indemnification pursuant to Section 2.3 of the Omnibus Agreement as of the Effective Date) against the General Partner or the Partnership.
2.2    Representations and Warranties by the General Partner and the Partnership. Each of the General Partner and the Partnership represents and warrants that as of the Effective Date:
(a)    It is not aware of any breach by either the General Partner or the Partnership of any provision of the Omnibus Agreement; and
(b)    Except for those amounts due for services performed under Article III of the Omnibus Agreement for the period beginning on June 1, 2015 and ending on the Effective Date but subject in all respects to the agreed upon restrictions and limitations on the payment of such amounts set forth in Section 5.16 of the SAPA, the General Partner and the Partnership have fully paid all amounts due to the Sponsor pursuant to the Omnibus Agreement (after giving effect to Section 5.16 of the SAPA).

ARTICLE III
Indemnification
3.1    Environmental Indemnification by Sponsor.
(c)    Subject to the provisions of Sections 3.4 and 3.5, the Sponsor shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses suffered or incurred by the Partnership Group and relating to the Partnership Assets to the extent that the event, action, omission, violation, exposure, Release or Off-Site Management giving rise to such Covered Environmental Losses occurred on or prior to the IPO Closing Date.
(d)    Notwithstanding the foregoing, in no event shall the Sponsor have any indemnification obligations under this Agreement with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated on or after the IPO Closing Date.
3.2    Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 3.1(a), subject to the provisions of Sections 3.4 and 3.5, the Sponsor shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group and related to or arising out of or in connection with:
(a)    any failure of the Partnership Group to be the owner on the IPO Closing Date of valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which any Partnership Assets are located to the extent that such failure renders the Partnership Group liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner as they were used or operated by the Sponsor Entities immediately prior to the IPO Closing Date;
(b)    any failure of the Partnership Group to have on the IPO Closing Date any consent, license or governmental permit or waiver necessary to allow the Partnership Group to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the Sponsor Entities immediately prior to the IPO Closing Date;
(c)    any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the IPO Closing Date, including (i) any income tax liabilities of the Sponsor Entities that may result from the consummation of the formation transactions for the Partnership Group and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision of applicable state, local or foreign law, or by contract, as successor, transferee or otherwise, and which income tax liability is attributable to having been a member of any consolidated, combined or unitary group prior to the IPO Closing Date;
(d)    the use of “OCI” as part of the Partnership’s or any of its Subsidiaries’ corporate name, company name or partnership name, as the case may be, and as a trademark and service mark or as part of a trademark or service mark for such entity’s products and services, or the possession or use of the License; and

(e)    any event or condition associated with the Retained Assets, whether occurring before, on or after the IPO Closing Date.
3.3    [Intentionally Omitted.]
3.4    Limitations Regarding Indemnification.
(a)    The indemnification obligations set forth in Sections 3.1(a), 3.2(a), 3.2(b) and 3.2(d) shall terminate on September 18, 2016, and the indemnification obligation set forth in Section 3.2(c) shall terminate on the sixtieth (60th) day after the termination of any applicable statute of limitations; provided, however, that any such indemnification obligation with respect to a Loss shall survive the time at which it would otherwise expire pursuant to this Section 3.4(a) if notice of such Loss is properly given to the Sponsor prior to such time. The indemnification obligations set forth in Section 3.2(e) shall survive indefinitely.
(b)    The aggregate liability of the Sponsor under Section 3.1(a) shall not exceed $10,000,000.
(c)    No claims may be made against the Sponsor for indemnification pursuant to Section 3.1(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceeds $500,000, after which the Sponsor shall be liable only for the amount of such claims in excess of $500,000, subject to the limitations of Sections 3.4(a) and 3.4(b).
(d)    In no event shall the Sponsor be obligated to the Partnership Group under Section 3.1(a) or Sections 3.2(a), 3.2(b), 3.2(c) or 3.2(d) for any Losses or income tax liabilities to the extent (i) such Losses or liabilities are reserved for in the Partnership Group’s financial statements as of December 31, 2012, (ii) any insurance proceeds are realized by the Partnership Group, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim, or (iii) any amounts are recovered by the Partnership Group from third persons.
3.5    Indemnification Procedures.
(a)    The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it shall provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once each calendar quarter (or twice, in the case of the calendar quarter in which the applicable indemnity coverage under this Agreement expires) unless such Indemnified Party believes in good faith that such a delay in notice to the Indemnifying Party would cause actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim. Notwithstanding anything in this Article III to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the written consent of the Indemnified Party unless it does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.
(c)    The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith, the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all confidential files, records and other information furnished by the Indemnified Party pursuant to this Section 3.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
(d)    The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.
(e)    Notwithstanding anything herein to the contrary, in no event shall any party’s indemnification obligation hereunder cover or include consequential, indirect, incidental, punitive, exemplary, special or similar damages or lost profits suffered by any other party entitled to indemnification under this Agreement. The Indemnified Party hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Indemnified Party in connection with such efforts shall be promptly reimbursed by the Indemnifying Party.
(f)    To the extent that the Indemnifying Party has made any indemnification payment hereunder in respect of a claim for which the Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party to receive the proceeds of such insurance or contractual indemnity.
3.6    Waiver and Release.
(a)    The Sponsor hereby waives and releases any and all breaches of the provisions of the Omnibus Agreement by the General Partner or the Partnership and any claim it may have against the General Partner or the Partnership pursuant to the provisions of the Omnibus Agreement as of the Effective Date.
(b)    Each of the General Partner and Partnership hereby waives and releases any and all breaches of the provisions of the Omnibus Agreement by the Sponsor and any claim it may have against the Sponsor pursuant to the provisions of the Omnibus Agreement as of the Effective Date; provided, that, for the avoidance of doubt, nothing in this Section 3.6(b) shall limit or restrict (x) the indemnification rights of the Partnership Group set forth in Article III of this Agreement, or (y) the rights of the General Partner and the Partnership to assert any claim against the Sponsor as a result of, in connection with, or arising from any breach of or inaccuracy in any of the representations or warranties made by the Sponsor in Article II of this Agreement.
ARTICLE IV
Miscellaneous
4.1    Final Payment Under Omnibus Agreement. Until all amounts due to the Sponsor Entities for services performed under Article III of the Omnibus Agreement have been fully paid for the period beginning on June 1, 2015 and ending on the Effective Date but subject in all respects to the agreed upon restrictions and limitations on the payment of such amounts set forth in Section 5.16 of the SAPA, the provisions of Article III of the Omnibus Agreement shall continue to govern with respect to reimbursements due to the Sponsor Entities for services performed from June 1, 2015 to the Effective Date.
4.2    Choice of Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of New York and to venue in the state and federal courts in The City of New York, New York.
4.3    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid, and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.3.

If to the Sponsor Entities:
OCI Enterprises Inc.
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328
Attn: General Counsel
Telephone: 412-375-2300
If to the Partnership Group:
Ciner Resources LP
c/o Ciner Resource Partners LLC, its General Partner
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328
Attn: General Counsel
Telephone: 707-375-2300
4.4    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein; provided, that the obligations of the Sponsor set forth herein shall be in addition to the obligations of the Sponsor set forth in SAPA and nothing in this Agreement shall in any way limit, modify or supersede the obligations of the Sponsor under the SAPA (including without limitation the indemnification obligations of the Sponsor pursuant to Article VIII thereof).
4.5    Termination of Agreement. This Agreement may be terminated only by written agreement of all the Parties.
4.6    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
4.7    Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership may make a collateral assignment of this Agreement solely to secure working capital financing for the Partnership.
4.8    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

4.9    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
4.10    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
4.11    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.
4.12    Post-Acquisition Expenses. Without limiting, modifying or superseding in any way the Sponsor’s obligations under the SAPA (and in addition to such obligations), the Sponsor shall pay (or reimburse the General Partner or the Partnership if paid by such Person) for all Transition Expenses incurred by the General Partner or the Partnership Group subsequent to the closing of the Acquisition, provided however, that in no event shall the aggregate amount of Transition Expenses payable or required to be paid by the Sponsor pursuant to this Agreement exceed $400,000.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.
OCI ENTERPRISES INC.
By:     /s/Choungho Kim
Name: Choungho Kim
Title: Chief Financial Officer
OCI RESOURCE PARTNERS LLC
By:     /s/Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer
OCI RESOURCES LP
By: OCI RESOURCE PARTNERS LLC,
its general partner
By:     /s/Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer

OCI Indemnification Agreement